Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
US Gold Corporation:

We consent to the incorporation by reference in the Form S-8 (No. 333-144563) registration statement of US Gold Corporation of our report dated March 17, 2008 with respect to the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows of US Gold Corporation and subsidiaries for the year ended December 31, 2007 which report appears in the annual report on Form 10-K of US Gold Corporation for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in the prospectus.

KPMG LLP

/s/ KPMG LLP

Denver, Colorado

March 16, 2010